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                                                                    EXHIBIT 99.2

                                BANK OF VANCOUVER

                        INCENTIVE STOCK OPTION AGREEMENT

         INCENTIVE STOCK OPTION AGREEMENT, hereinafter referred to as the "Option" or the "Agreement," made on the _____ day of _______________, 19____, between BANK OF VANCOUVER, a Washington banking association, (the "Company") and ANNE RYAN (the "Optionee"), residing at:

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         The Company hereby grants an option on _____ shares of Common Stock of the Company ("Common Stock") to the Optionee at the price and in all respects subject to the terms, definitions and provisions of this Agreement in conjunction with the Bank of Vancouver Stock Option Plan ("Stock Option Plan"). It is intended that Options issued pursuant to this Agreement shall constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code").

         1. Option Price. The option price is $______ for each share of Common Stock. This price represents at least 100 percent of the fair market value of the Stock subject to such Option on the date of the grant. If the Optionee owns (as defined in Section 425(d) of the Code) stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, the above-referenced option Price represents at least 110 percent of the fair market value of the Stock at the date of the grant.

         2. Exercise of Option. This Option shall be exercisable at any time and from time to time during the period commencing one (1) year from the date hereof and ending ten (10) years (five (5) years for 110 percent shareholders as described in Paragraph 1 above) from the date hereof in accordance with the terms of this Agreement and the Stock Option Plan as follows:

            (i) Right to Exercise. This Option shall be exercisable during the term of the Option, by the Optionee (or the Optionee's estate under (c)):

                     (a) While the Optionee is in "continuous employment with the Company;"

                     (b) For a period ending three (3) months after the Optionee has terminated his "continuous employment with the Company," or

                     (c) After the date of the Optionee's death if the Optionee should die while in the "continuous

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                              employment of the Company" (or within three
                              months after retirement of the Optionee with the consent of the Company).

For purposes of the foregoing, "continuous employment with the Company" shall mean the absence of any interruption or termination of employment with the Company or any Subsidiary of the Company which now or hereafter exists. Continuous employment shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of transfers between payroll locations of the Company, its Subsidiaries or any successor in interest.

            (ii) Method of Exercise. This Option shall be exercisable by a written notice which shall:

                     (a) State the election to exercise the Option, the number of shares subject to this Agreement which are being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

                     (b) Contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

                     (c) Be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option.

         Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by certified or bank cashier's check (or the tender of one or more shares of Common Stock), and shall be delivered with the notice of exercise. In addition, the Optionee may, in accordance with Paragraph
7.04 of the Stock Option Plan, pay the purchase price of any shares with respect to this Option by surrendering all or a portion of the Option and receiving cash or Stock in exchange. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

            (iii) Restrictions on Exercise. As a condition to his exercise of this Option, the Company may require the person exercising this Option to make any

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                           representation and warranty to the Company as may
                           be required by any applicable law or regulation.

         3. Nontransferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by him. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

         4. Stock Subject to the Option. The Company shall set aside _____ shares of the Common Stock which it now holds as authorized but unissued shares. If the Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased shares which were subject thereto shall be free from any restrictions. The Company will not be required to issue or deliver any certificate or certificates for shares to be issued hereunder until such shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which outstanding shares of the same class may then be listed and until the Company has taken such steps as may, in the opinion of counsel for the Corporation, be required by law and applicable regulations, including the rules and regulations of the Securities and Exchange Commission, state blue-sky laws and regulations, and any applicable Federal or State banking laws, in connection with the issuance or sale of such shares, and the listing of such shares on each such exchange. The Company will use its best efforts to comply with any such requirements.

         5. Adjustments upon Changes in Capitalization. If all or any portion of the Option is exercised subsequent to any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, separation, reorganization, or other similar change or transaction of or by the Company, as a result of which shares of any class of stock shall be issued with respect to outstanding shares of the class covered by the Option or if shares of the class covered by the Option shall be changed into the same or different number of shares of the same or another class or classes of stock, the person or persons so exercising such an Option shall receive, for the aggregate option price payable upon such exercise of the Option, the aggregate number and class of shares equal to the number and class of shares he or she would have had on the date of exercise had the shares been purchased for the same aggregate price at the date the Option was granted and had not been disposed of, taking into consideration any such stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, separation, reorganization, or other similar change or transaction.

         6. Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by certified mail to the proper address. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be

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addressed to it at its principal office, now at 109 East 13th Street, Vancouver,
Washington 98666 attention of the Secretary. Each notice to the Optionee or other person or persons then entitled to exercise the Option shall be addressed to the Optionee or such other person or persons at the Optionee's address set forth in the heading of this Agreement. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

         7. Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each successor of the Company. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be binding upon the Optionee's heirs, legal representatives, and successors. This Agreement shall be the sole and exclusive source of any and all rights which the Optionee, his heirs, legal representatives, or successors may have with respect to the Stock Option Plan or any options or Common Stock granted or issued thereunder, whether to himself or to any other person.

         8. Resolution of Disputes. Any dispute or disagreement which should arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement will be determined by the Board of Directors of the Company. Any determination made hereunder shall be final, binding, and conclusive for all purposes.

         9. Discharge for Just Cause. If the Optionee is discharged for just cause at any time, the entire number of shares of Common Stock granted to the Optionee shall be forfeited. For this purpose, "just cause" shall mean theft, fraud, embezzlement or willful misconduct causing significant property, financial or other economic damage to the Company or personal injury to any employee of the Company. The Stock Option Plan Committee shall have sole discretion in determining "just cause" within the terms of this Section.

         IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed as of the day, month and year first above written.

         OPTIONEE                        BANK OF VANCOUVER
                                         VANCOUVER, WASHINGTON

__________________________               By:__________________________

__________________________                  __________________________
         Title                                        Title

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